Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement, as amended, (Form S-3 No. 333-160104) and related Prospectus of PS Business Parks, Inc. of our report dated January 9, 2012 with respect to the statement of certain revenue and certain operating expenses of the Northern California Industrial and Flex Portfolio for the year ended December 31, 2010 included in this Current Report on Form 8-K/A dated January 9, 2012 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 9, 2012